Exhibit 23.2

BDO
Tel.: +52 (55) 8503 4200
Fax: +52 (55) 8503 4299
www.bdomexico.com
Castillo Miranda y Compañía, S.C.
Paseo de la Reforma 505-31
Torre Mayor
Colonia Cuauhtémoc
México, D.F.
CP 06500
Lifetime Brands, Inc.
We hereby consent to incorporate in the 2013 Form 10-K of Lifetime Brands, our report dated February 28, 2014, related to the audit we performed on the consolidated financial statements of Grupo Vasconia, S. A. B. and subsidiaries for the year ended as of December 31, 2013
CASTILLO MIRANDA Y COMPAÑÍA, S. C.
Member of BDO International
Bernardo Soto Peñafiel, CPA
Mexico City
March 14, 2014
70 años
Castillo Miranda
Castillo Miranda y Compañía, S. C. (BDO Castillo Miranda) es una sociedad civil mexicana de contadores públicos y consultores de empresas, miembro de BDO International Limited, una compañía del Reino Unido limitada por garantia, y forma parte de la red internacional de firmas independientes de BDO.